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                                PROSPECTUS SUPPLEMENT FILED UNDER RULE 424(b)(3)
                                                      REGISTRATION NO. 333-95649



PROSPECTUS SUPPLEMENT NO. 1 DATED MARCH 15, 2000

TEKELEC

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$135,000,000
3.25% CONVERTIBLE SUBORDINATED DISCOUNT NOTES DUE 2004 AND
SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF
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     The purpose of this supplement is to amend and supplement the prospectus dated February 16, 2000 relating to the offer for resale of up to $135,000,000 aggregate principal amount at maturity of Tekelec's 3.25% Convertible Subordinated Discount Notes due 2004, and such shares of common stock as may be issued upon conversion of the notes.

     The prospectus is hereby amended and supplemented to include in the "Selling Securityholders" table the information in the table set forth below regarding additional selling securityholders and selling securityholders whose beneficial ownership of notes has increased or decreased since the date of the prospectus. The following table is based upon information provided to us by or on behalf of the selling securityholders named below and indicates with respect to each such selling securityholder:

     o the aggregate principal amount of the notes beneficially owned by such selling securityholder as of March 15, 2000;

     o the maximum amount of notes that such selling securityholder may offer under the prospectus;

     o the number of shares of Tekelec common stock beneficially owned by such selling securityholder as of March 15, 2000; and

     o the maximum number of shares of common stock that may be offered for the account of such selling securityholder under the prospectus.

                                                                                               NO. OF
                                                         AGGREGATE         PRINCIPAL          HARES OF         NO. OF
                                                         PRINCIPAL           AMOUNT         COMMON STOCK      SHARES OF
                                                          AMOUNT            OF NOTES         OWNED PRIOR     COMMON STOCK
NAME OF SELLING SECURITYHOLDER                           OF NOTES           OFFERED         TO OFFERING*       OFFERED*
------------------------------------------------      --------------      -----------     ----------------  -------------
AIG/National Union Fire Insurance..................         470,000           470,000          26,479            26,479
Fidelity Financial Trust:  Fidelity Convertible
     Securities Fund...............................       3,500,000         3,500,000         197,187           197,187
Island Holdings....................................          30,000            30,000           1,690             1,690
Narco Chemical Company.............................         200,000           200,000          11,267            11,267
Security Trend Partners                                   1,000,000         1,000,000          56,339            56,339
Starvest Combined Portfolio........................         835,000           835,000          47,043            47,043


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*    Reflects the shares of common stock into which the notes held by such securityholder are convertible at the initial conversion rate. The conversion rate and the number of shares of common stock issuable upon conversion of the notes are subject to adjustment under certain circumstances. See "Description of the Notes -- Conversion" in the prospectus.

     The selling securityholders named above may, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, have sold, transferred or otherwise disposed of all or a portion of their notes and common stock since the date on which they provided the information in the table regarding their notes and common stock. Any such sales would affect the data in the above table.

THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MARCH 15, 2000.